Exhibit 10.53

FORM OF RESTRICTED STOCK AWARD AGREEMENT
UNDER
COTY INC.
EQUITY AND LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED)

This RESTRICTED STOCK AWARD AGREEMENT (“Agreement”), effective [__________] (the “Grant Date”), is entered into between Coty Inc., a Delaware corporation (the “Company”), and [_______________] (the “Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Coty Inc. Equity and Long-Term Incentive Plan, as may be amended and restated from time to time (the “Plan”).

1.Restricted Stock Award. The Company hereby grants to the Participant [________] restricted shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Restricted Stock”), subject to all of the terms and conditions of this Restricted Stock Award Agreement and the Plan (the “Award”).

2.Vesting.

(a) The Committee shall, in its sole discretion, determine whether any Restricted Stock has vested under the terms of this Agreement (the “Vesting Determination”). Subject to such Vesting Determination by the Committee, the Restricted Stock shall vest in three equal installments on each of the first through third anniversaries of the Grant Date (the “Vesting Date”), so long as the Participant remains in continuous Service through each applicable Vesting Date. The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

(b) Except as set forth in Section 2(c), 2(d) or 2(e) below, if the Participant’s Service terminates for any reason prior to the applicable Vesting Date, then (i) this Restricted Stock Award Agreement shall terminate and all rights of the Participant with respect to Restricted Stock that have not vested shall immediately terminate, (ii) any such unvested Restricted Stock and all rights therein shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested Restricted Stock.

(c) Change in Control. If, within twelve months following a Change in Control, (i) the Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) the Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, any unvested Restricted Stock shall vest immediately, subject to the Vesting Determination of the Committee.

(d) Joint Venture. If the Participant becomes an employee of a Joint Venture, vesting of any unvested Restricted Stock shall be tolled beginning on the date the Participant becomes an employee of the Joint Venture and shall recommence on the date the Participant again becomes an Employee. Accordingly, the applicable Restricted Period shall be extended by the number of days the Participant was an employee of the Joint Venture.

(e) Death or Disability. If the Participant’s Service terminates due to death or Disability, then a pro-rata portion of the unvested Restricted Stock shall become vested, subject to the Vesting Determination of the Committee. Such pro-rata portion shall equal the number of unvested Shares that would have become vested pursuant to Section 2(a) at the next scheduled Vesting Date multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date or the most recent Vesting Date, as applicable, to the date of the Participant’s termination of Service and the denominator of which is the number of days between the Grant Date or the most recent Vesting Date, as applicable, and the next scheduled Vesting Date for such portion of the Award.

3.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Participant and all of the Participant’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

4.Securities Law Requirements.

(a) If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to the issuance of the Shares, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b) No Person who acquires Shares under this Agreement may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

5.Voting Rights. The Participant may exercise all voting rights with respect to the Restricted Stock.

6.Dividends and Other Distributions. Except as otherwise provided in the Plan or this Restricted Stock Award Agreement, during any period when the Restricted Stock are forfeitable, the Participant will not receive any dividends paid with respect to such shares Restricted Stock until the vesting of Stock, at which time the Participant will receive dividends accruing on the Shares during the period prior to the date on which the Restricted Stock becomes vested in accordance with Section 2, which accrued dividend amounts shall be paid within 60 days following the applicable vesting date.

7.Custody of Restricted Stock. During the Restricted Period, the Shares of Restricted Stock shall be held for the benefit of the Participant in an account as may be designated by the Committee and monitored by the Company in accordance with the procedures designated by the Committee.

8.Tax Liability and Withholding.

(a) The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(i) tendering a cash payment.
(ii) by authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the Restricted Stock; provided, however, that no Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.
(iii) delivering to the Company previously owned and unencumbered Shares.

(b) Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any Shares; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Participant’s liability for Tax-Related Items.

9. Section 83(b) Election. The Participant may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Participant elects to make a Section 83(b) Election, the Participant shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service. The Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

10. No Limitation on Rights of the Company. The grant of the Restricted Stock does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11. Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement is a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with any Company Party’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, this Agreement or the Restricted Stock.

12. Notice. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Coty Inc.
350 Fifth Avenue
New York, New York 10118
Attention: General Counsel

Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 12 by giving such other party written notice of such change, in accordance with the procedures described above.

13. Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

14. Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

15. Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

16. Amendment of the Agreement. This Agreement may be amended unilaterally by the Committee to the extent provided under the Plan, or by a written instrument signed by both parties.

17. Entire Agreement. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.

18. Administration. The Committee administers the Plan and this Agreement. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.

19. Counterparts. The parties may execute this Agreement in one or more counterparts, both of which together shall constitute but one agreement.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first written above.

COTY INC.

By: ___________________________
Name:
Title:

PARTICIPANT:

____________________________
[Participant]